This proposal has passed.

FINAL Proxy Results - MuniHoldings MI Insured Fund II, Inc.
1st Meeting Date: April 8, 2002
2nd Meeting Date: May 15, 2002

Record Date: February 11, 2002
As of: May 15, 2002

COMMON	Shares Needed to Pass	Outstanding Shares	Votes Needed 50% + 1 of Outstanding Shares	For	Against	Abstain	Total UnitsVoted

1) Merger of MuniHoldings MI Insured Fund II	-86,064	3,621,776	1,810,889	1,896,953	111,086	105,704	2,113,743
into MuniYieldMI Fund

Preferred
Series A	Shares Needed to Pass	Outstanding Shares	Votes Needed 50% + 1 of Outstanding Shares	For	Against	Abstain	Total UnitsVoted

1) Merger of MuniHoldings MI Insured Fund II	-51	1,360	681	732	32	3	767
into MuniYieldMI Fund

The quorum consists of one-third of the outstanding shares of common stock and AMPS entitled to vote at the Meeting, present in person or by proxy.
Proposal 1 requires a majority of the outstanding shares of Common Stock and AMPS, voting together as a single class and a majority of the outstanding shares of AMPS, voting separately as a class.